Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                       Votes for    Votes withheld
Liaquat Ahamed         56,767,050   2,432,419
Ravi Akhoury           56,752,337   2,447,132
Barbara M. Baumann     57,190,606   2,008,863
Jameson A. Baxter      57,132,900   2,066,569
Charles B. Curtis      57,150,139   2,049,330
Robert J. Darretta     57,130,261   2,069,208
Katinka Domotorffy     57,037,249   2,162,220
John A. Hill           57,195,855   2,003,614
Paul L. Joskow         57,124,390   2,075,079
Kenneth R. Leibler     57,166,365   2,033,104
Robert E. Patterson    57,159,306   2,040,163
George Putnam, III     57,119,760   2,079,709
Robert L. Reynolds     57,144,590   2,054,879
W. Thomas Stephens     57,118,565   2,080,905

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votesfor    Votes against  Abstentions   Broker non-votes
44,753,553  1,555,112      3,023,752     9,867,052

A proposal to adopt an Amended and Restated Declaration of Trust was approved as follows:

Votes for   Votes against  Abstentions   Broker non-votes
44,591,175  1,529,758      3,211,483     9,867,053

All tabulations are rounded to the nearest whole number.